Exhibit 1.03

EXECUTION VERSION

October 26, 2011

To:       SCANA Corporation
  100 SCANA Parkway
  Cayce, South Carolina 29033

From:   UBS AG, London Branch
             c/o UBS Securities LLC
             299 Park Avenue
             New York, NY  10171

From:   UBS Securities LLC
   Solely as Agent of UBS AG, London Branch
   299 Park Avenue
   New York, NY  10171

Dear Sirs,

The purpose of this letter agreement (this “Agreement”) is to amend the terms and conditions of (i) the transaction (the “Base Forward Transaction”) entered into between UBS AG, London Branch (“Party A”), represented by UBS Securities LLC (the “Agent”) as its agent, and SCANA Corporation (“Party B”), pursuant to a letter agreement dated as of May 11, 2010 (the “Base Forward Confirmation”), and (ii) the transaction (the “Additional Forward Transaction” and, together with the Base Forward Transaction, the “Transactions”) entered into between Party A, represented by the Agent as its agent, and Party B, pursuant to a letter agreement dated as of May 13, 2010 (the “Additional Forward Confirmation” and, together with the Base Forward Confirmation, the “Confirmations”).   Capitalized terms used herein with respect to any Confirmation or Transaction but not otherwise defined herein shall have the meaning assigned to them in the Confirmation for such Transaction.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to Confirmations. Effective as of the date hereof:

(a)	the definition of “Maturity Date” in Section 2 of each Confirmation shall be amended by replacing “February 29, 2012” with “December 31, 2012”;

(b)
the definition of “Forward Price Reduction Date” in Section 2 of each Confirmation shall be amended by (i) replacing the word “and” with “,” and (ii) inserting “, June 7, 2012, September 6, 2012, December 6, 2012 and March 7, 2013” at the end of such definition; and

(c)	Schedule I to each Confirmation shall be amended by replacing each such Schedule I in its entirety with Schedule I attached hereto.

2.	Representations and Warranties.

(a)	Each of Party A and Party B represents and warrants to, and agrees with, the other party on the date hereof that:

(i)	it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(ii)
it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other document relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(iii)
such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv)
all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(v)
its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

(vi)
it is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially its ability to perform its obligations under the Transactions as amended hereby; and

(vii)
no Event of Default or Potential Event of Default has occurred and is continuing under either Confirmation and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.

(b)           Party B represents and warrants to, and agrees with, Party A on the date hereof that:

(i)
it (A) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into this Agreement; (B) has consulted with its own legal, financial, accounting and tax advisors in connection with this Agreement; and (C) is entering into this Agreement for a bona fide business purpose;

(ii)
it is entering into this Agreement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act; and

(iii)	it is not in possession of any material nonpublic information regarding Party B or the Shares.

3.
No Additional Amendments or Waivers.  Except as expressly amended hereby, all the terms of the Transactions and provisions in the Confirmations shall remain and continue in full force and effect and are hereby confirmed in all respects.

4.
Matters Relating to Agent.  UBS Securities shall act as the Agent for Party A and Party B within the meaning of Rule 15a-6 under the Exchange Act in connection with the Transactions and this Agreement.  Each party agrees and acknowledges that (a) the Agent acts solely as agent on a disclosed basis with respect to the transactions contemplated hereunder, and (b) the Agent has no obligation, by guaranty, endorsement or otherwise, with respect to the obligations of either Party B or Party A hereunder, either with respect to the delivery of cash or Shares, either at the beginning or the end of the transactions contemplated hereby and by the Confirmations.  In this regard, each of Party A and Party B acknowledges and agrees to look solely to the other for performance hereunder, and not to the Agent.

5.
Notices.  Any notice or other communication in respect of this Agreement may be delivered in any manner permitted for notices or communications in respect of the Confirmations to the address or number specified for purposes of notices or communications in respect of the Confirmations.

6.
Counterparts.  This Agreement may be executed and delivered in any number of counterparts, each of which shall be identical and all of which, taken together, shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

7.
Amendments.  No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties hereto.

8.
Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter and supersedes all prior or contemporaneous written and oral communications with respect thereto.  Each of the parties acknowledges that, in entering into this Agreement, it has not relied on any oral or written representation, warranty or other assurance (except as provided for or referred to in this Agreement) and waives all rights and remedies which might otherwise be available to it in respect thereof, except that nothing in this Agreement will limit or exclude any liability of a party for fraud.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

10.
Jurisdiction.  Each party hereby irrevocably (a) submits to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan, New York City in any proceeding arising out of or relating to this Agreement, and to the federal district court located in the Borough of Manhattan, New York City, (b) agrees not to commence any suit, action or proceeding arising out of or relating thereto except in such courts, and (c) waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction or venue.

11.
Waiver of Right to Trial by Jury.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement.  Each party (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications herein.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Agreement.

Yours faithfully,

UBS AG, LONDON BRANCH
By: UBS Securities, LLC
 Acting solely in its capacity as its Agent

By:  /s/Sanjeet Dewal
Name: Sanjeet Dewal
Title:    Director

By:  /s/William Ortner
Name: William Ortner
Title:    Managing Director

UBS SECURITIES, LLC,
as agent for UBS AG, London Branch

By:  /s/Sanjeet Dewal
Name: Sanjeet Dewal
Title:   Director

By:  /s/William Ortner
Name: William Ortner
Title:    Managing Director

Confirmed as of the date first written above:

SCANA CORPORATION

By: /s/Mark R. Cannon
Name: Mark R. Cannon
Title: Treasurer & Risk Management Officer

SCHEDULE I

Forward Price Reduction Date	Forward Price Reduction Amount

Trade Date	USD 0.00
June 8, 2010	USD 0.475
September 8, 2010	USD 0.475
December 8, 2010	USD 0.475
March 8, 2011	USD 0.495
June 8, 2011	USD 0.495
September 7, 2011	USD 0.495
December 7, 2011	USD 0.495
March 7, 2012	USD 0.500
June 7, 2012	USD 0.500
September 6, 2012	USD 0.500
December 6, 2012	USD 0.500
March 7, 2013	USD 0.520